Exhibit 10.13

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GOOGLE DOUBLECLICK PLATFORM SERVICES TERMS AND CONDITIONS

These GOOGLE DOUBLECLICK PLATFORM SERVICES TERMS AND CONDITIONS and any Service Specific Terms (the “Terms”) govern, in conjunction with the terms and conditions of the applicable Order Form(s) and, if applicable, addendums (collectively with the Terms, the “Agreement”), Company’s use of the platform services (“Services”) provided by Google LLC or the Google Affiliate stated in the applicable Order Form(s) and, if applicable, addendums (“Google”). Each Order Form that incorporates these Terms will be a separate Agreement. Any use of the term “including” in the Agreement will mean “including, but not limited to.”

1.                   Definitions. The following capitalized terms will have the associated meanings for purposes of the Agreement. Any definitions included in these Terms or any related Order Form(s) will have the same meaning throughout the Agreement.

•              1.1 “Ad(s)” means advertising content.

•             1.2 “Affiliate” means, with respect to a party, an entity that directly or indirectly controls, is controlled by or is under common control with such party.

•             1.3 “Beta Feature” means any Service feature that is identified by Google, including via the applicable Service user interface or via other communications to Company, as “Beta”, “Alpha”, “Experimental”, “Limited Release” or “Pre-Release” or that is otherwise identified by Google as unsupported.

•             1.4 “Brand Features” means each party’s trade names, trademarks, logos and other distinctive brand features.

•             1.5 “Client” means an advertiser, network publisher or other third party, if any, on whose behalf Company utilizes a Service.

•             1.6 “Company Content” means any content served to End Users that is not provided by Google (including the content of all Ads served via the Services).

•             1.7 “Company Partner” means for Target Properties, (i) the owner (if not Company) of those Target Properties, (ii) the third party co-branding the Target Properties with Company, or (iii) the third party for whom Company is white labeling the Target Properties.

•             1.8 “Confidential Information” means information that one party (or an Affiliate) discloses to the other party under the Agreement, and that is marked as confidential or would normally be considered confidential information under the circumstances. It does not include information that is independently developed by the recipient, is lawfully given to the recipient by a third party without confidentiality obligations, or becomes public through no fault of the recipient.

•             1.9 “Data” means data derived from Company’s use of the Services.

•             1.10 “Effective Date” has the meaning set forth in the Order Form.

•             1.11 “End Users” means individual human end users of a Target Property.

•             1.12 “Intellectual Property Rights” means all copyrights, moral rights, patent rights, trademarks, rights in or relating to Confidential Information and any other intellectual property or similar rights (registered or unregistered) throughout the world.

•             1.13 “Order Form” means an order form, schedule or other agreement that is subject to these Terms and sets forth pricing and other terms with respect to a particular Service. All Order Forms incorporate and are governed by the terms and conditions contained herein.

•             1.14 “Policies” mean the (i) Google Platforms Program Policies available at https://support.google.com/platformspolicy?hl=en; (ii) the Google DoubleClick Ad Exchange (AdX) Seller Program Guidelines available at https://www.google.com/intl/en/doubleclick/adxseller/guidelines.html; (iii) the EU user consent policy available at https://www.google.com/about/company/user-consent-policy.html; and (iv) any other policy and implementation guidelines identified in an applicable Order Form or provided by Google to Company (in each case, as modified from time to time).

•             1.15 “Service Fees” mean the service, transaction, product and other fees set forth in the Order Form(s) or in an applicable user interface for a Service.

•             1.16 “Service Specific Terms” means, for each Service, the additional terms and conditions that apply to such Service that are available at the link provided in the applicable Order Form for the Service.

•             1.17 “Subcontractor” means a subcontractor, consultant, third-party service provider or agent engaged by either party (or a Client of such party) in connection with its use or provision of Services.

•             1.18 “Tag” means code (e.g., HTML) or a web beacon (e.g., pixel tag, clear GIF) that requests the delivery of an Ad or tracks an Ad impression or click.

•             1.19 “Target Properties” means properties on which an Ad is served via the Services (i.e., web sites, consent-based email publications, approved software applications or other properties as approved by Google).

2.                   Changes to the Services or the Agreement. Google may modify these Terms (including URLs referenced in these Terms and the content within such URLs) from time to time. Google may also modify URLs referenced in an Order Form and the content within such URLs from time to time. Any modifications to these Terms or the URLs referred to in this Agreement will be available at the relevant URL (or a different URL that Google may provide from time to time). Changes to these Terms (including changes to the content within URLs) will not apply retroactively and will become effective 30 days after they are posted, except that changes to URL references will be effective immediately.

3.                   The Parties’ Obligations; Prohibited Acts.

•              3.1 Google will:

a.              provide the applicable Services described in the Order Form(s) entered into by Company, and obtain all rights necessary to provide such Services under the Agreement;

b.              provide Company access to web-based training and support if and where available for any particular Service;

c.               use current industry-standard security measures in connection with its provision of Services;

d.              promptly notify Company of any breach of Google security resulting in unauthorized third party access to the Data; and

e.               provide the Services in compliance with all applicable privacy and export laws, rules, regulations and sanctions programs, including applicable Internet advertising industry guidelines (e.g., the self-regulatory principles/code of conduct of the Network Advertising Initiative, the Interactive Advertising Bureau and the Digital Advertising Alliance).

•             3.2 Company will:

a.              use the Services in compliance with all applicable Policies (as such Policies may be updated from time to time) and at all times the burden of proof in establishing such compliance remains with Company;

b.              be solely responsible for all use of Services (including trafficking Ads, implementing Tags, utilization of Third Party Data Provider Segments sourced by Company, the acts and omissions of all Company Partners and Clients);

c.               obtain all rights necessary to use, and necessary to permit Company or Google, as the case may be, to use the Data under the terms of the Agreement, including from Company Partners, Target Property owners (if not Company), End Users and Clients;

d.              use the Services in compliance with all applicable privacy and export laws, rules, regulations and sanctions programs, including applicable Internet advertising industry guidelines (e.g., the self-regulatory principles/code of conduct of the Network Advertising Initiative, the Interactive Advertising Bureau and the Digital Advertising Alliance); and

e.               ensure that each of its Target Properties utilizing a Service contains a privacy policy that discloses (i) the usage of third-party technology and (ii) the data collection and usage resulting from the Services, provided that those privacy policies need not expressly identify Google or any Service, unless otherwise required by law, rule or regulation; and advise its Clients and Company Partners in writing that each of their web sites and Target Properties must comply with the foregoing

•             3.3 Prohibited Acts. Company will not, and will not assist or knowingly permit any third party to:

a.              pass information to Google that Google could use or recognize as personally identifiable information;

b.              misappropriate any part of a Service or modify, disassemble, decompile, reverse engineer, copy, reproduce or create derivative works from or in respect to Services or any part of a Service;

c.               damage or tamper with any part of a Service;

d.              knowingly breach any Service security measure; or

e.               provide Google any Ad that (x) when viewed or clicked on by an End User’s computer, causes such End User’s computer to download any software application, or (y) is illegal.

4.                   Payments.

•             4.1 Google Payments to Company.

a.              For each applicable Service (i.e., if an Order Form requires Google to pay Company a Revenue Share Percentage, as such term is defined in the applicable Service Specific Terms), Google will pay Company an amount equal to the Revenue Share Percentage of Net Ad Revenues (as such term is defined in the applicable Service Specific Terms) attributable to a calendar month.

b.              Google payment to Company will be made in the month following the calendar month in which the applicable Ads were displayed, subject to any minimum payment threshold set forth in the applicable Service Specific Terms.

c.               Google payment to Company will be based on Google’s accounting which may be filtered to exclude (i) invalid queries, impressions, conversions, or clicks, and (ii) any amounts refunded to advertisers in connection with Company’s failure to comply with this Agreement, as reasonably determined by Google.

d.              Google payment to Company will be treated as inclusive of tax (if applicable) and will not be adjusted for tax purposes. If Google is obligated to withhold any taxes from its payments to Company, Google will notify Company of this and will make the payments net of the withheld amounts. Google will provide Company with original or certified copies of tax payments (or other sufficient evidence of tax payments) if any such payments are made by Google.

e.               In addition to other rights and remedies that Google may have, Google may offset any payment obligations to Company that Google may incur under the Agreement against any undisputed, past due product or service fees owed to Google by Company under agreement(s) between Company and Google.

f.                Google may withhold and offset against its payment obligations under these Terms, or require Company to pay to Google within 30 days of any invoice, any amounts Google may have overpaid to Company in prior periods.

•             4.2 Company Payments to Google.

a.              For each applicable Service, Google will invoice (or send a statement of financial activity to) Company for Service Fees, if applicable, in the month following the calendar month in which the Service Fees are incurred. Company will pay Google the Service Fees (other than any Service Fees disputed in good faith) and other invoiced amounts (if any) within 30 days of the invoice date (“Payment Due Date”), in the currency and at the exchange rate (if any) specified in the applicable Order Form and by electronic transfer to the account notified to it by Google or such other means expressly agreed to in writing by the parties. Unless otherwise expressly agreed, Service Fees payable under an Order Form are additional to Service Fees payable under other Order Forms.

b.              Upon 30 days’ prior notice to Company, Google may, in its sole discretion, if Google determines that there is any credit risk associated with Company, require Company to prepay Google an amount equal to not more than 2 months of reasonably anticipated or actual Service Fees under the applicable Order Form.

c.               Google may charge interest at a rate of 1.5% per month (or the highest rate permitted by law, if less from the date payment is due until the date of actual payment on any Service Fees which are overdue (other than Service Fees disputed in good faith). Company will pay reasonable expenses and attorneys’ fees Google incurs in collecting late payments not disputed in good faith.

d.              The Service Fees are exclusive of taxes. Company will pay all taxes and other government charges related to or arising from use of the Services (except for taxes on Google’s net income).

e.               If Company fails to pay Service Fees invoiced by Google (other than Service Fees disputed in good faith) within 10 days following the Payment Due Date, Google may suspend each applicable Service (for which the Service Fees are overdue) after 10 days’ notice to Company.

f.                In addition to other rights and remedies Google may have, Google may offset the Service Fees payable by Company under the Agreement against any payment obligations to Company that Google may incur under the Agreement.

g.               If applicable, Company will not exceed its aggregate credit line as determined by Google in its sole discretion (and made available if requested) and Google will not be obligated to provide any Services in excess of such credit line. Google reserves the right to change or retract any credit line at any time in its sole discretion.

5.                   Intellectual Property. Except to the extent expressly stated otherwise in the Agreement, neither party will acquire any right, title or interest in any Intellectual Property Rights owned or licensed by the other party.

6.                   Brand Features. Google may use Company’s Brand Features as necessary for Google to provide the Services (e.g., if Company makes its inventory available on a transparent basis via the Services, Google may display Company’s Brand Features to advertisers). Other than the limited license set forth in the preceding sentence, Google will not use Company’s Brand Features (including for marketing and promotional purposes) without Company’s prior written approval.

7.                   Confidentiality. The receiving party will not disclose the Confidential Information of the disclosing party, except to Affiliates, employees, agents or professional advisors of the receiving party who need to know it and who have agreed in writing (or in the case of professional advisors are otherwise bound) to keep it confidential. The receiving party will ensure that those people and entities use the Confidential Information of the disclosing party only to exercise rights and fulfill obligations under the Agreement, and that they keep it confidential. The receiving party may also disclose Confidential Information when required by law after giving reasonable notice to the disclosing party, if permitted by law. For purposes of clarification, Data and the terms and conditions of this Agreement are considered Confidential Information under the Agreement.

8.                   Representations and Warranties. Each party represents and warrants that it has all necessary rights and authority to (i) enter into the Terms and each Order Form, and (ii) perform its obligations hereunder and thereunder. Company further represents and warrants that it has all necessary rights and authority to act on behalf of any Clients and Company Partners.

9.                   Disclaimers. Except as expressly provided for in the Agreement and to the maximum extent permitted by applicable law, NEITHER PARTY MAKES ANY WARRANTY OF ANY KIND, WHETHER IMPLIED, STATUTORY, OR OTHERWISE, AND EACH PARTY DISCLAIMS, WITHOUT LIMITATION, ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, AND NONINFRINGEMENT (BUT THE FOREGOING WILL NOT LIMIT EITHER PARTY’S IP INFRINGEMENT INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 11 OF THESE TERMS).

10.            Beta Features. Google will have no liability under the Agreement (including any indemnification obligations) arising out of or related to any use of Beta Features by Company, its Affiliates, or its or their Clients or Company Partners. Any use of Beta Features will be solely at Company’s own risk and may be subject to additional requirements as specified by Google. Google is not obligated to provide support for Beta Features and Google may cease providing Beta Features as part of any Services.

11.            Indemnification.

•             11.1 Each party (the “Indemnifying Party”) will defend and indemnify the other party and its officers, directors, employees and agents (each, an “Indemnified Party”) from all third-party claims or liabilities (including reimbursement for reasonable outside attorneys’ fees and disbursements) arising out of or related to the Indemnifying Party’s (i) breach or alleged breach of the Agreement or (ii) infringement of a third party’s U.S. patent, trademark, trade secret or copyright in connection with (x) with respect to Google, the software and other technology used by Google to provide the Services hereunder, and (y) with respect to Company, the creative, technology, data or other materials provided by Company to Google or otherwise provided and utilized by Company in connection with the Services hereunder (the indemnification obligation of each party described in this clause (ii), the “IP Infringement Obligation”).

•             11.2 In addition, Company will defend and indemnify Google and its Indemnified Parties from all third-party claims or liabilities (including reimbursement for reasonable outside attorneys’ fees and disbursements) arising out of or related to: (i) Company Content, Target Properties or Company’s Brand Features, (ii) any use of Service(s) by a Company Partner, or (iii) any direct claims brought by a Company Partner against Google relating to Google’s provision of the Service(s) for such Company Partner.

•             11.3 Google’s IP Infringement Obligation will not apply to claims to the extent arising from (i) Company’s use of the Service in violation of the Agreement; or (ii) the combination, operation or use of the Service(s) with any product or service not provided or authorized in writing by Google. Company’s IP Infringement Obligation will not apply to claims to the extent arising from Google’s provision of the Service(s) in violation of the Agreement. Without affecting either party’s termination rights and to the maximum extent permitted by law, Sections 11.1 and 11.2 of these Terms state the sole liability of the Indemnifying Party, and the sole remedy of the Indemnified Party, with respect to any third-party claim arising out of the Indemnifying Party’s breach of the Agreement or intellectual property infringement.

•             11.4 The Indemnified Party must (i) promptly notify the Indemnifying Party in writing of the third-party claims (except that failure of the Indemnified Party to promptly notify the Indemnifying Party will not relieve the Indemnifying Party of its indemnification obligations, except to the extent it has been damaged by the failure); (ii) reasonably cooperate with the Indemnifying Party in the defense of the matter and (iii) give the Indemnifying Party primary control of the defense of the matter and negotiations for its settlement. The Indemnified Party may at its expense join in the defense with counsel of its choice. The Indemnifying Party may enter into a settlement only if it (A) involves only the payment of money damages by the Indemnifying Party and (B) includes a complete release of the Indemnified Party; any other settlement will be subject to written consent of the Indemnified Party (not to be unreasonably withheld or delayed).

•             11.5 If a Service becomes, or in Google’s reasonable opinion is likely to become, the subject of an intellectual property infringement claim, then Google will promptly notify Company and, at its sole option and expense, may suspend provision of the applicable Service and either: (x) procure the right to continue providing the Service as contemplated by the Terms; (y) modify the Service to render it non-infringing without adversely affecting use of such Service; or (z) replace the Service with a functionally equivalent, non-infringing service. If the above options are not commercially practicable, either party may terminate the Order Form(s) for the Services impacted.

12.            Limitation of Liability.

•             12.1 EXCEPT FOR (A) INDEMNIFICATION AMOUNTS PAYABLE TO THIRD PARTIES UNDER THE AGREEMENT AND (B) BREACHES OF SECTION 7 (CONFIDENTIALITY) OF THESE TERMS, NEITHER PARTY WILL BE LIABLE UNDER THE AGREEMENT FOR LOST REVENUES, LOSSES, OR EXPENSES RELATED TO SUCH LOST REVENUES, OR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES, EVEN IF THE PARTY KNEW OR SHOULD HAVE KNOWN THAT SUCH DAMAGES WERE POSSIBLE AND EVEN IF DIRECT DAMAGES DO NOT SATISFY A REMEDY.

•             12.2 EXCEPT FOR (I) INDEMNIFICATION AMOUNTS PAYABLE TO THIRD PARTIES UNDER THE AGREEMENT OR (II) AMOUNTS OWED AND PAYABLE UNDER THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE UNDER THE AGREEMENT FOR MORE THAN THE SUM OF (A) SERVICE FEES PAID TO SUCH PARTY UNDER THE AGREEMENT AND (B) AD REVENUES RECEIVED AND RETAINED BY SUCH PARTY, IN EACH CASE, DURING THE 12 MONTHS BEFORE THE CLAIM ARISES.

13.            Term; Termination; and Suspension.

•             13.1 Term. The term of the Agreement is as set forth in an applicable Order Form(s), unless earlier terminated in accordance with the Agreement.

•             13.2 Termination.

a.              Either party may terminate an Order Form upon notice with immediate effect if the other party is in material breach of these Terms or the applicable Order Form (which includes any breach by Company of Sections 3.2(a), 3.2(d) or 3.3 of these Terms):

i.                      where the breach is incapable of remedy;

ii.                      where the breach is capable of remedy and the party in breach fails to remedy that breach within 30 days after receiving notice from the other party; or

iii.                        more than twice even if the previous breaches were remedied.

b.              Google may terminate the Agreement immediately upon notice if pornographic content that is illegal under U.S. law is displayed on any Target Property.

c.               If Google is unable to provide a Service due to any changes in law or regulations, Google may terminate the applicable Order Form related to such Service upon notice to Company.

d.              Upon the expiration or termination of the Agreement for any reason:

i.                       all rights and licenses granted by each party will cease immediately; and

ii.                      if requested, each party will use commercially reasonable efforts to promptly return to the other party, or destroy and certify the destruction of, all Confidential Information (excluding Data) disclosed to it by the other party.

•             13.3 Suspension. If Company or a Company Partner is in violation (or if Google reasonably suspects a violation) of these Terms, then Google may immediately suspend or deactivate Company or Company Partner’s use of all or any part of the applicable Services.

14.            Miscellaneous.

•             14.1 Assignment. Neither party may assign any part of the Agreement without the written consent of the other, except to an Affiliate where: (a) the assignee has agreed in writing to be bound by the terms of the Agreement; (b) the assigning party remains liable for obligations under the Agreement if the assignee defaults on them; and (c) the assignor has notified the other party of the assignment. Any other attempt to assign is void.

•             14.2 Change of Control. If a party experiences a change of control (for example, through a stock purchase or sale, merger, by operation of law, or other form of corporate transaction): (i) that party will give written notice to the other party within 30 days after the change of control; and (ii) the other party may immediately terminate the Agreement any time between the change of control and 30 days after it receives that written notice.

•             14.3 Conflicting Terms. If there is a conflict between the Terms and a term of an Order Form, the term of the Order Form will govern.

•             14.4 Entire Agreement. The Agreement sets out all terms agreed between the parties and supersedes all other agreements between the parties relating to its subject matter. In entering into the Agreement neither party has relied on, and neither party will have any right or remedy based on, any statement, representation or warranty (whether made negligently or innocently), except those expressly set out in the Agreement.

•             14.5 Force Majeure. Neither party will be liable for failure or delay in performance to the extent caused by circumstances beyond its reasonable control.

•             14.6 Governing Law. ALL CLAIMS ARISING OUT OF OR RELATING TO THE AGREEMENT OR ANY RELATED GOOGLE PRODUCTS OR SERVICES WILL BE GOVERNED BY CALIFORNIA LAW, EXCLUDING CALIFORNIA’S CONFLICT OF LAWS RULES, AND WILL BE LITIGATED EXCLUSIVELY IN THE FEDERAL OR STATE COURTS OF SANTA CLARA COUNTY, CALIFORNIA, USA. THE PARTIES CONSENT TO PERSONAL JURISDICTION AND WAIVE ALL OBJECTIONS TO PROPER VENUE IN THOSE COURTS.

•             14.7 Notices. All notices of termination or breach must be in English, in writing and addressed to the other party’s Legal Department. The address for such notices to Google’s Legal Department is legal-notices@google.com. All other notices must be in English, in writing and addressed to the other party’s primary contact. Notice will be treated as given on receipt, as verified by written or automated receipt or by electronic log (as applicable).

•             14.8 No Agency. The Agreement does not create any agency, partnership, or joint venture between the parties.

•             14.9 No Waiver. Neither party will be treated as having waived any rights by not exercising (or delaying the exercise of) any rights under the Agreement.

•             14.10 No Third-Party Beneficiaries. The Agreement does not confer any benefits on any third party unless it expressly states that it does.

•             14.11 Severability. If any term (or part of a term) of the Agreement is invalid, illegal or unenforceable, the rest of the Agreement will remain in effect.

•             14.12 Subcontractors.

a.              Either party may subcontract any of its obligations under the Agreement, without the written consent of the other party. Each party is liable for the acts and omissions of its Subcontractors.

b.              If Company (or its Clients or Company Partners) engage a Subcontractor that is recommended by Google or is a Google partner (including Google certified partners):

i.                                Company acknowledges and agrees that the products and services provided by such Subcontractor are not provided by Google and Google makes no representations or warranties about such Subcontractor’s performance; and

ii.                                Company is liable for the acts and omissions of such Subcontractor.

•             14.13 Approvals. The parties agree that whenever the Agreement calls for written request or written approval to be provided by either party, unless otherwise expressly stated that e-mail is not acceptable, such request or approval may be provided via email.

•             14.14 Equitable Relief. Nothing in the Agreement will limit a party’s ability to seek equitable relief; except that Company will not seek, in a proceeding filed during the term or for one year after the term, an injunction or an exclusion order of any of the Services or any portion of the Services based on patent infringement.

•             14.15 Survival. Notwithstanding termination or expiration of the Agreement, any provisions of the Agreement that by their nature are intended to survive, will survive termination including, but not limited to: Sections 4 (Payments), 5 (Intellectual Property), 7 (Confidentiality), 9 (Disclaimers), 10 (Beta Features), 11 (Indemnification), 12 (Limitation of Liability), and 14 (Miscellaneous).

Last Updated: November 1, 2017